Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2016, relating to the consolidated financial statements of Vocera Communications, Inc. and its subsidiaries (the "Company"), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
March 14, 2016